                                   August 18, 1997

                SUMMARY OF ESSENTIAL TERMS FOR AN AGREEMENT REGARDING
                     THE KERR GROUP, INC. RETIREMENT INCOME PLAN

PBGC OBLIGATIONS

In consideration of the performance by Fremont Acquisition Company, LLC
     ("Fremont"), and by Kerr Group, Inc. (including any successors in interest thereto) ("Kerr"), of the obligations provided in this Summary, and subject to the terms and conditions provided herein, the Pension Benefit Guaranty Corporation ("PBGC") will (a) promptly upon execution of definitive documentation that includes the essential terms provided herein and other terms and conditions mutually acceptable to the parties
     (i) dismiss its action now pending before the United States District Court for the Eastern District of Pennsylvania seeking to terminate the Kerr Group, Inc. Retirement Income Plan (the "Plan"), (ii) withdraw its Notice of Determination ("Notice") regarding termination of the Plan, and (iii) if Fremont elects and at Fremont's or Kerr's expense, assist in Fremont's and Kerr's efforts to publicize PBGC's withdrawal of the Notice, and (b) forbear from instituting proceedings under 29 U.S.C.
     Section 1342(a)(4) based on the grounds that as a result of the Proposed Acquisition, the Senior Debt or any Permitted Future Financings by Kerr (each as described below), the possible long-run loss of the PBGC may reasonably be expected to increase unreasonably.

PROPOSED ACQUISITION

Fremont has identified the following terms of the proposed acquisition:

     Kerr intends to arrange for debt facilities of up to $52 million, including up to a $20 million revolving credit facility, from one or more commercial lenders or an affiliate of Fremont (including successors and assigns, and any lender that refinances any such debt facilities, the "Lender"). Additional borrowings of no more than $17.5 million may be made by Kerr under the CAPEX Loan Facility, which may provide up to, but no more than, $17.5 million to be used for the purchase of property, plant and equipment only, provided, however, that no more than $10 million of such borrowings may be made before June 30, 1999. Together, these borrowings, including any refinancings thereof, together with associated accrued interest, fees, costs and expenses (the "Senior Debt"), will be secured by a first lien and security interest on substantially all of Kerr's assets, substantially upon the terms and conditions to be disclosed to PBGC (the

     "Lender First Lien").

     Except as discussed in Permitted Future Financings below, no term debt or borrowings under the CAPEX Loan Facility may be reborrowed once repaid. The mandatory amortization schedule for the term debt shall be substantially as provided in Exhibit A. The CAPEX Loan Facility (including the mandatory amortization schedule thereunder) shall be substantially as described in Exhibit B.

     Kerr will use approximately $45 million of the proceeds from the above-referenced borrowings, except the CAPEX Loan Facility, to repay in full certain of Kerr's issued and outstanding indebtedness. Fremont will simultaneously purchase substantially all of the outstanding common stock and options issued by Kerr for the purchase price of $21.3 million, and Fremont will also purchase all of the outstanding preferred stock issued by Kerr for the purchase price of $6.1 million. Fremont will provide additional funds to pay transaction fees and expenses and to retire certain other indebtedness and certain other accrued liabilities.

PERMITTED FUTURE FINANCINGS BY KERR

If, after the Closing of the Proposed Acquisition, Kerr desires to incur additional unsecured indebtedness, beyond the Senior Debt, that is secured by a lien senior to or pari passu with PBGC's Lien ("Permitted Future Financings"), it may do so provided that for each $3 in such additional debt incurred, $1 is immediately contributed into the Plan (the "Future Financing Payments") until the Plan is 90% funded on a PBGC termination basis; provided, however, that if a Plan Lien arises (as defined below), no additional indebtedness will be permitted. Funded on a PBGC termination basis means Plan Assets (determined pursuant to 29 U.S.C. Section 1301(a)(18)(B) and applicable regulations) divided by Benefit Liabilities (calculated pursuant to 29 U.S.C. Section 1301(a)(16) and (a)(18), and applicable regulations). Such funding computation shall be made annually as of the Plan Year End and shall remain in effect until the next annual computation.

If, after the Closing of the Proposed Acquisition, Kerr desires to incur additional unsecured indebtedness that is subordinated to the PBGC Lien, Kerr may do so without limitation. Such unsecured borrowings will not be subject to Future Financing Payments, provided that the PBGC Lien is still in place. However, if PBGC has released the PBGC Lien according to "Term of the Agreement -- Section B," then any unsecured borrowings incurred following the PBGC Lien release

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

     will be subject to Future Financing Payments. Notwithstanding the preceding sentence, Kerr may, at is option, elect to have PBGC reinstate the PBGC Lien, in which case the unsecured borrowings that are junior to the PBGC Lien will not be subject to Future Financing Payments in accordance with the first two sentences of this paragraph.

KERR OBLIGATIONS

PAYMENT OF TERMINATION LIABILITY

Kerr will pay PBGC upon termination of the Plan (other than a standard termination pursuant to 29 U.S.C. Section 1341(b)), a sum of money ("Agreed Termination Liability") equal to the total amount of the Plan's unfunded benefit liabilities, as calculated in accordance with 29 U.S.C.
     Section 1301(a)(18), associated with the Plan as of the Plan termination date set in accordance with 29 U.S.C. Section 1348.

PENSION PLAN CONTRIBUTIONS

Notwithstanding any credit balance in the Plan's funding standard account, Kerr will make special payments into the Plan (together, the "Enhanced Contributions"). Enhanced Contributions for a plan year will be payable on April 15, July 15, October 15 of that year, and January 15 of the following year. Enhanced Contributions shall commence on October 15, 1997. Kerr will make the following Enhanced Contributions: Kerr will pay no less than $7 million in cash annually into the Plan, in equal quarterly installments of $1.75 million each, beginning with the quarterly installment due October 15, 1997, and ending with the quarterly installment due January 15, 2000; no less than $6 million in cash annually into the Plan, in equal quarterly installments of $1.5 million each, beginning with the quarterly installment due April 15, 2000, and ending with the quarterly installment due January 15, 2003.
     An additional Enhanced Contribution in the amount of $3.5 million will be paid at closing.

Minimum Contributions after 2002.  With respect to Plan years beginning
     January 1, 2003 and thereafter, Kerr will pay "Minimum Contributions" determined as follows. The Minimum Contribution for a Plan Year is the minimum amount of cash required under section 412(m) of the IRC to be contributed for the Plan Year in equal quarterly installments on April 15, July 15, and October 15 of the Plan year and on January 15 of the following year, except that (i) Required Credit Balance shall not be used in calculating the Minimum contributions, and (ii) the Required Credit Balance shall not be included in the assets used in calculating the unfunded current liability under section 302(d)(8) of ERISA and


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     section 412(l)(8)(A) of the Code.

Additional Contributions after 2002. With respect to Plan years beginning January 1, 2003 and thereafter, Kerr will also pay $1 million in cash annually into the Plan in addition to the Minimum Contributions in equal quarterly installments on April 15, July 15, and October 15 of the Plan Year and on January 15 of the following year (the "Additional Contributions").

"Required Credit Balance" means, as of the end of any Plan year, the funding standard account credit balance as of December 31, 2002, plus the funding standard account credit balance attributable to the Additional Contributions, plus the excess of required Minimum Contributions over required minimum payments, plus Future Financing Payments after January 1, 2003, all adjusted for interest to the end of the Plan year.

Future Financing Payments may not be used to satisfy the Enhanced
     Contributions, Minimum Contributions, Additional Contributions and minimum required payments.

Enhanced Contributions, Minimum Contributions, and Additional
     Contributions will be on account of and applied to the minimum required payments as defined in Section 412 of the IRC. If the amount of said minimum required payments for a Plan year exceeds the amount of Enhanced Contributions required for such Plan year, Kerr will pay the larger amount instead.

The Enhanced Contributions, Minimum Contributions, Additional
     Contributions and Future Financing Payments will not be required to the extent that such contributions are not tax deductible for the year for which the contributions are made. If the amount of any Enhanced Contribution, Future Financing Payments, Minimum Contributions, or Additional Contribution exceed the maximum tax deductible contribution limitation, then any portion of the contribution not paid in a given calendar year, due to the maximum tax deductible contribution limitation, will be carried over and paid in the next calendar year to which that limitation does not apply. Kerr will calculate the Plan's current liability for tax deductibility purposes by using the lowest interest rate in the permissible range, and PBGC will review Kerr's calculations for compliance with applicable law and the agreement.

SECOND SECURITY INTEREST

In addition to PBGC's rights under applicable law, including any statutory liens,

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

     Kerr's obligation to pay the amount of Agreed Termination Liability to PBGC will be secured with a second lien and security interest (the "PBGC Lien") on substantially all of Kerr's assets, including all now existing and hereafter acquired property, plant and equipment. Such security interest must be in place and perfected simultaneously with the closing of the agreement between Kerr and PBGC. Documents creating such security interest shall be executed and delivered to PBGC. The obligation secured by the PBGC Lien will be $40.7 million. The PBGC Lien will be junior to the Lender First Lien and to any future liens securing the CAPEX Loan Facility and Permitted Future Financing, as provided above, and will in all events be subject to the Intercreditor Agreement (described below).

If any Enhanced Contribution, Minimum Contribution, Additional
     Contribution or Future Financing Payment is not made when due, then there shall be a lien and security interest in favor of the Plan (the "Plan Lien") on all of Kerr's property and rights to property, for the aggregate unpaid balance of Enhanced Contributions, Minimum Contributions, Additional Contributions and Future Financing Payments. Rules similar to those under Section 412(n) of the IRC will apply to the Plan Lien; provided, however, that the Plan Lien will be subordinate to the Senior Debt, in accordance with the Intercreditor Agreements. At closing of the definitive agreement between Kerr and PBGC, Kerr will execute and deliver documents to establish and perfect the Plan Lien, including without limitation any Uniform Commercial Code financing statements. PBGC will hold such documents in escrow until such time as Kerr fails to pay an Enhanced Contribution, Minimum Contribution, Additional Contribution or a Future Financing Payment when due.

In addition to other reasonable conditions, the closing of the definitive agreement between Kerr and PBGC will be conditioned on the closing of Kerr's agreements with the Lender and the execution of one or more intercreditor agreements ("Intercreditor Agreements") among the secured creditors which provide for, among other things, customary and reasonable provisions regarding remedies available to first and second lien holders (including without limitation a restriction on the exercise of contractual remedies under the PBGC Lien or the Plan Lien until the Senior Debt is paid or without the consent of the holders of the Senior
     Debt) and the allocation of rights and responsibilities among the first and second lien holders, as well as provisions reflected herein.

Except as otherwise expressly provided herein, there will be no other liens, security interests or encumbrances on any of Kerr's assets, except for liens, security interests or encumbrances, if any, that Kerr enters into to secure purchase money indebtedness

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

permitted under the credit facilities with the senior Lender in an aggregate amount not to exceed $1 million, and other immaterial Permitted Liens to be agreed upon in the definitive documentation.

TERM

A.  TERMINATION OF AGREEMENT

This agreement and Kerr's obligations under the definitive agreement between Kerr and PBGC will terminate, and PBGC will release the PBGC Lien, upon the earliest to occur of A(i), A(ii), A (iii) and A(iv), below; provided, however, that the agreement and Kerr's obligations under the agreement will not terminate if any Plan Lien exists at the time. .

    (i)     Termination of the Plan in a standard termination under 29 U.S.C.
            Section 1341(b).

    (ii) The date after August 31, 2002, on which Kerr obtains both of the credit ratings (which may be private ratings in the event a public rating is not available) on either actual unsecured debt or hypothetical unsecured debt in the amount of at least $50 million at the rating levels (or better) specified below:

                   Rating Agency       Rating
                   -------------       ------

                   Standard & Poor's   BBB-
                   Moody's             Baa3

    (iii) The date after August 31, 2002, on which Kerr demonstrates that the Plan has had no unfunded benefit liabilities as defined in section 4001(a)(18) of ERISA for any two consecutive calendar years after the date of this agreement, measured at the end of the year.

    (iv) The date after August 31, 2002, on which Kerr is merged into, or becomes a member of a Controlled Group with, a person that satisfies the minimum credit rating test specified in item A(ii) above, on a pro forma basis, after the merger is completed. For this purpose, "Controlled Group" has the meaning specified in 29 U.S.C. 1301(a)(14).

B.  EARLIER RELEASE OF PBGC LIEN

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

    PBGC agrees to release the PBGC Lien prior to August 31, 2002 as indicated below if any of the following should occur, provided, however, that the PBGC Lien will not be released if any Plan Lien exists at the time:

    (i) If Kerr receives a minimum credit rating specified in item A(ii) above prior to August 31, 2000, and the credit rating is maintained continuously for two years at that level or better by both rating agencies, the date that is the second year anniversary of first receiving such a rating.

    (ii) If Kerr is merged into or becomes a member of a controlled group with a person prior to August 31, 2001 whose minimum credit ratings (which may be private ratings in the event a public rating is not available) on either actual unsecured debt or hypothetical unsecured debt in the amount of at least $50 million are BBB by Standard & Poor's and Baa2 by Moody's on a pro forma basis after the merger is completed, and the credit rating of such controlled group is maintained continuously for one year at that level or better by both rating agencies, the date which is the first anniversary of the merger.

    (iii) If Kerr is merged into or becomes a member of a controlled group with a person whose minimum credit ratings (which may be private ratings in the event a public rating is not available) on either actual unsecured debt or hypothetical unsecured debt on the amount of at least $50 million are A- by Standard & Poor's and A3 by Moody's on a pro forma basis after the merger is completed, the date that Kerr is merged into or becomes a member of such controlled group.

    In the event that the PBGC Lien is released prior to August 31, 2002 and any required Enhanced Contribution, Minimum Contribution, Additional Contribution or Future Financing Payment is not made when due, then a Plan Lien shall arise on all of Kerr's property and rights to property, and the amount of such Plan Lien shall be immediately due and payable. The amount of the Plan Lien shall equal 115 percent of the Plan's benefit liabilities (calculated under 29 U.S.C. Sections 1301(a)(16) and (18)(A)) minus the market value of the Plan's assets (calculated under 29 U.S.C. Section 1301(a)(18)(B)), both determined as of the last December 31 or on such other basis as is agreed to in the definitive agreement. The parties shall further agree to information to be provided by Kerr to facilitate these computations.

NOTICES AND INFORMATION REQUIREMENTS

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Kerr shall provide PBGC with thirty (30) days prior written notice of any refinancing of debt.

Kerr shall provide PBGC with (10) days prior written notice of any borrowing under any facility, except the revolving credit facility.

Kerr shall provide PBGC with quarterly financial statements, and audited annual statements.

Kerr shall provide PBGC with written notices of all payments made with respect to the outstanding amounts of the term loan portions of the debts to the Lender (and, if applicable, any refinancing party provided above) within 30 days of such payments.

Kerr shall provide PBGC with the following actuarial information:

    written notice 30 days prior to any actual change in any of the Plan's actuarial assumptions or methods for the purpose of the minimum funding standard of Section 412 of the IRC, which shall be subject to PBGC's consent, such consent not to be unreasonably withheld;

    a written statement of the amount and date of contributions made to the Plan within 10 days of payment, or of any failure to make contributions specified herein within 2 days of the due date;

    for each plan year, Form 5500 for the Plan when filed with the IRS;

    for each plan year, the annual actuarial valuation report for the Plan within 10 days from the date such report is completed by the enrolled actuary;

    a copy of any reportable events notice to the Director of PBGC's Corporate Finance and Negotiations Department at the same time such notice is filed in accordance with 29 C.F.R. part 4043; and

    a copy of plan amendments within 10 days after adoption.

Kerr shall provide PBGC with copies of all notices required to be given by, or required to be provided to, the Lender, or by any other party to their credit agreements.

Kerr shall notify PBGC thirty (30) days in advance of any merger or consolidation with any other person or any sale or disposition of Kerr's assets that is outside the

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

ordinary course of business if such sale or disposition (in any one transaction or series of related transactions) involves at least 5% of annual revenues, operating profits, or assets.

                                      9

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EVENTS OF DEFAULT

Subject to the terms and conditions of the Intercreditor Agreements (which will contain restrictions on PBGC's ability to exercise its contractual remedies -other than PBGC's rights and remedies under applicable law that PBGC has not expressly agreed to forbear from exercising) the following events shall constitute Events of Default:

    (i) Kerr breaches or is in default of any of its obligations under the agreement between PBGC and Kerr, including Kerr's obligation to make required contributions;

    (ii) Kerr breaches or is in default of any of its obligations under its agreements with the Lender;

    (iii) Kerr files or has filed against it a petition under Title 11 of the United States Code, or under any similar Federal law or law of a State or political subdivision of a State;

    (iv) Kerr breaches or is in default of any representation or warranty made in connection with this Summary or the agreement.

EXECUTION OF AGREEMENT

Fremont, Kerr and PBGC shall use their best efforts to execute definitive documentation that includes the essential terms provided herein and other terms and condition mutually acceptable to the parties by the date on which the Lender agreements is executed. Kerr's obligations hereunder and under the definitive documentation are contingent on consummation of Fremont's tender offer for Kerr shares, and Fremont's obligations hereunder are satisfied and released upon consummation of the tender offer. In the event Fremont's tender offer is not consummated by September 10, 1997, this summary of essential terms shall terminate, and all parties' obligations hereunder shall terminate.

Upon the execution of definitive documentation, Kerr shall reimburse PBGC for the cost advertisements to publicize the Notice of Determination to terminate the Kerr plans, not to exceed $25,000.

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PENSION BENEFIT GUARANTY CORPORATION
By: /s/ illegible
    ----------------------------------------
Its: Deputy Executive Director and Chief Negotiator
     ----------------------------------------------
Date: August 18, 1997
      ---------------------------------------

FREMONT ACQUISITION COMPANY, LLC
By: /s/ Gregory P. Spivy
    -----------------------------------------
Its: Vice President
     ----------------------------------------
Date: August 18, 1997
      ---------------------------------------

KERR GROUP, INC.
By: /s/ D. Gordon Strickland
    -----------------------------------------
Its: President and Chief Executive Officer
    -----------------------------------------
Date: August 18, 1997
      ---------------------------------------

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EXHIBIT A
MANDATORY AMORTIZATION SCHEDULE FOR TERM LOAN


-----------------------------------------------------------------------------

                                                           PRINCIPAL AMOUNT
                    PERIOD                                  PAYABLE MONTHLY
-----------------------------------------------------------------------------
September 1, 1997 through and including August 1, 1998            $333,333.33
-----------------------------------------------------------------------------
September 1, 1998 through and including August 1, 1999            $416,666.66
-----------------------------------------------------------------------------
September 1, 1999 through and including August 1, 2000            $500,000.00
-----------------------------------------------------------------------------
September 1, 2000 through and including August 1, 2001            $500,000.00
-----------------------------------------------------------------------------
September 1, 2001 through and including August 1, 2002            $916,666.66
-----------------------------------------------------------------------------
Termination Date                                             All remaining
                                                             unpaid principal
                                                             and interest.
-----------------------------------------------------------------------------

                           EXHIBIT B
          MANDATORY AMORTIZATION SCHEDULE FOR CAPEX LOAN

     The principal of the CAPEX Loan shall be repaid in 84 equal, consecutive monthly amounts, with each such amount equal to one eighty-fourth (1/84th) of the original principal amount of such CAPEX Loan.